EXHIBIT 99.1

FedFirst Financial Corporation Announces 33% Increase to Quarterly Cash Dividend

MONESSEN, Pa., May 22, 2014 (GLOBE NEWSWIRE) -- FedFirst Financial Corporation (the "Company") (Nasdaq:FFCO) today announced that its Board of Directors has approved a 33% increase in the quarterly cash dividend from $0.06 to $0.08 per outstanding share of common stock. The dividend will be paid on or about June 30, 2014 to stockholders of record as of the close of business on June 16, 2014.

"Our Board of Directors is proud of the financial performance of the Company and was unanimous in approving this 33% increase in quarterly cash dividends," commented Patrick G. O'Brien, President and Chief Executive Officer. "The Company delivered robust performance in 2013 and with our strong capital position we are able to provide a higher dividend. The dividend, when annualized, represents approximately 44% of net income achieved for the last twelve months."

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.

CONTACT: Patrick G. O'Brien
         President and Chief Executive Officer
         (724) 684-6800